UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 11, 2009

BERRY PETROLEUM COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-9735	77-0079387
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1999 Broadway, Suite 3700, Denver, Colorado		80202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (303) 999-4400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 11, 2009, Berry Petroleum Company (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Wells Fargo Securities, LLC, as representative of the underwriters named therein (collectively, the “Underwriters”), in connection with an underwritten public offering of $125 million aggregate principal amount of the Company’s 10¼% senior notes due 2014 (the “Notes”).  The Notes will be additional notes under an indenture, as supplemented by a supplemental indenture, pursuant to which the Company issued $325 million aggregate principal amount of 10¼% senior notes due 2014 on May 27, 2009.  The Notes and the previously issued $325 million principal amount of notes will be treated as a single series of debt securities under the indenture.

Pursuant to the Underwriting Agreement, the Company agreed, among other things, (i) that it would not offer or sell debt securities with a term of more than one year (other than the Notes) for a period of 90 days after August 11, 2009 without the prior consent of Wells Fargo Securities, LLC and (ii) to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the Underwriters may be required to make in respect of those liabilities.  The Underwriting Agreement contains other terms and conditions that are generally customary for transactions of this nature.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this report and is incorporated herein by reference.  The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by the Underwriting Agreement.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

EXHIBIT NUMBER		DESCRIPTION
1.1	—	Underwriting Agreement, dated August 11, 2009, by and among Berry Petroleum Company and Wells Fargo Securities, LLC, as representative of the underwriters named therein.
5.1	—	Opinion of Musick, Peeler & Garrett LLP.
23.1	—	Consent of Musick, Peeler & Garrett LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERRY PETROLEUM COMPANY

By:	/s/ Shawn M. Canaday
Shawn M. Canaday
Assistant Secretary

Date:  August 12, 2009

INDEX TO EXHIBITS

EXHIBIT NUMBER		DESCRIPTION
1.1	—	Underwriting Agreement, dated August 11, 2009, by and among Berry Petroleum Company and Wells Fargo Securities, LLC, as representative of the underwriters named therein.
5.1	—	Opinion of Musick, Peeler & Garrett LLP.
23.1	—	Consent of Musick, Peeler & Garrett LLP (included in Exhibit 5.1).